EXHIBIT 99.1

Integrated Ventures Expands Its Mining Operations By Signing 5YR + 5MW Hosting Agreement With Compute North, LLC

Philadelphia, PA, July 6, 2022 /PRNewswire/ – Integrated Ventures, Inc. (OTCQB: INTV) (“INTV” or “Company”), is pleased to confirm the execution of a 5-year collocation and hosting contract for cryptocurrency mining services with Compute North LLC, an industry leader in reliable and efficient data center infrastructure, with focus on institutional and large-scale clients, operating in cryptocurrency mining and high-performance computing.

Steve Rubakh, CEO of Integrated Ventures adds the following commentary:

“Starting on July 15th, Integrated Ventures plans to start shipping, 1575 of S19J Pro 100-104TH miners, which were recently purchased from Bitmain, to the Compute North newest facility, located in Wolf Hollow, Texas. This is a second transaction between, INTV and Compute North. INTV expects the full deployment to be completed by the middle of August. Between 3 hosting locations in NE, TX and PA, the Company expects to have over 3,000 miners online, utilizing over 10MW of power. To complete this 5MW hosting deal and to satisfy deposit requirements, INTV was able to secure an equity-based funding, in the amount of $500,000, from BHP Capital, LLC.”

About Integrated Ventures Inc: the Company operates as Technology Holdings Company with focus on cryptocurrency sector. For more information, please visit www.integratedventuresinc.com.

Safe Harbor: The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.